Exhibit 10.19

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated March 28, 2012 is by and between Verastem, Inc. (the “Company”), a Delaware corporation with its principal place of business at 215 First Street, Suite 440, Cambridge, MA 02142, and Paul Brannelly (the “Employee”) of 40 Glenellen Road, Boston, MA 02132.

WHEREAS, the Employee is possessed of certain experience and expertise that qualify him to provide management direction and leadership for the Company.

WHEREAS, the Company wishes to employ the Employee to serve as its Vice President, Finance.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company offers and the Employee accepts employment upon the following terms and conditions:

1.                                       Position and Duties.  Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby offers and the Employee hereby accepts employment with the Company to serve as its Vice President, Finance.  The Employee agrees to perform the duties of the Employee’s position and such other duties as reasonably may be assigned to the Employee from time to time.  The Employee also agrees that while employed by the Company, the Employee will devote one hundred percent (100%) of the Employee’s business time and the Employee’s reasonable commercial efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of the Employee’s duties and responsibilities for it.

2.                                       Compensation and Benefits.  During the Employee’s employment, as compensation for all services performed by the Employee for the Company and subject to his performance of his duties and responsibilities for the Company, pursuant to this Agreement or otherwise, the Company will provide the Employee the following pay and benefits:

(a)                                  Base Salary; Annual Bonus.  Effective January 1, 2012, the Company will pay the Employee a base salary at the rate of Two Hundred and Fifty Eight Thousand Dollars ($258,000) per year.  Such amounts shall be payable in accordance with the regular payroll practices of the Company, as in effect from time to time, and subject to increase from time to time by the Board in its discretion.  The Employee shall have the opportunity to earn an annual target bonus measured against performance criteria to be determined by the Board (or a committee thereof) of 30% of the Employee’s then current annual base salary.  Any bonus amount payable by the Company, if any, shall be paid no later than March 15 of the year following the year in which such bonus is earned.

(b)                                 Stock Options; RSUs.  Upon commencement of employment the Employee was granted a stock option to purchase Two Hundred Ten Thousand (210,000) shares of the Company’s Common Stock (representing 60,000 shares after giving effect to a 1-for-3.5 reverse stock split of the Company’s Common Stock effected on January 10, 2012 (the “Reverse Stock Split”)) at a price per share of $0.08 (representing a price per share of $0.28 after giving effect to the Reverse Stock Split).  The stock option will vest over four years at the rate of 25% on the one year anniversary of the Employee’s date of hire subject to his continuing employment with the Company, and no shares shall vest before such date, except as provided below.  The remaining shares shall vest quarterly over the next three years in equal quarterly amounts subject to the Employee’s continuing employment with the Company, except as provided below.  Upon the closing of the initial public offering of the Company’s Common Stock on February 1, 2012 (the “2012 IPO”), the Company granted to the Employee a restricted stock unit award (the “IPO RSU”) representing the right to receive 28,571 shares of Company Common Stock (after giving effect to the Reverse Stock Split and subject to appropriate adjustment to reflect any stock dividend, stock split, combination or other similar recapitalization with respect to the Company’s Common Stock) upon satisfaction of applicable vesting conditions, as set forth in the Restricted Stock Unit Agreement between the Company and the Employee.

(c)                                  Participation in Employee Benefit Flans.  The Employee will be entitled to participate in all Employee Benefit Plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided the Employee under this Agreement (e.g., severance pay) or under any other agreement.  The Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.  The Company may alter, modify, add to or delete its Employee Benefit Plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Employee.  For purposes of this Agreement, “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time.

(d)                                 Vacation.  The Employee will accrue three weeks paid vacation per year (or such greater amount as is generally made available to the Company’s employees) in accordance with the Company’s policies from time to time in effect and receive paid holidays in accordance with the Company holiday schedule.  Vacation may be taken at such times and intervals as the Employee shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.

(e)                                  Business Expenses.  The Company will pay or reimburse the Employee for all reasonable business expenses incurred or paid by the Employee in the performance of his duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as it may specify from time to time.  Any such reimbursement that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Employee’s right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

3.                                       Confidential Information, Non-Competition and Proprietary Information.  The Employee has executed or will execute the Company’s standard Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement.  It is understood and agreed that breach by the Employee of the Employee Non-Solicitation, Non-

Competition, Confidential Information and Inventions Assignment Agreement shall constitute a material breach of this Agreement.

4.                                       Termination of Employment.  The Employee’s employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a)                                  The Company may terminate the Employee’s employment for “Cause” upon written notice to the Employee setting forth in reasonable detail the nature of the Cause.  The following, as determined by the Board in good faith and using its reasonable judgment, shall constitute Cause for termination:  (i) the Employee’s willful failure to perform, or gross negligence in the performance of, the Employee’s material duties and responsibilities to the Company and its Affiliates which is not remedied within thirty (30) days of written notice thereof; (ii) material breach by the Employee of any material provision of this Agreement or any other agreement with the Company or any of its Affiliates which is not remedied within thirty (30) days of written notice thereof; (iii) fraud, embezzlement or other dishonesty with respect to the Company and any of its Affiliates, taken as a whole, which, in the case of such other dishonesty, causes or could reasonably be expected to cause material harm to the Company and any of its Affiliates, taken as a whole; or (iv) the Employee’s conviction of a felony.

(b)                                 The Company may terminate the Employee’s employment at any time other than for Cause upon one month’s written notice to the Employee.

(c)                                  The Employee may terminate his employment hereunder for Good Reason by providing notice to the Company of the condition giving rise to the Good Reason no later than thirty (30) days following the occurrence of the condition, by giving the Company thirty (30) days to remedy the condition and by terminating employment for Good Reason within thirty (30) days thereafter if the Company fails to remedy the condition.  For purposes of this Agreement, “Good Reason” shall mean, without the Employee’s consent, the occurrence of anyone or more of the following events: (i) material diminution in the nature or scope of the Employee’s responsibilities, duties or authority, provided that in the absence of a Change of Control any diminution in the nature or scope of the Employee’s responsibilities, duties or authority that is reasonably related to a diminution of the business of the Company or any of its Affiliates shall constitute “Good Reason”; (ii) a material reduction in the Employee’s base salary other than one temporary reduction of not more than 120 days and not in excess of 20% of the Employee’s base salary in connection with and in proportion to a general reduction of the base salaries of the Company’s employees; (iii) failure of the Company to provide the Employee the salary or benefits in accordance with Section 2 hereof after thirty (30) days’ notice during which the Company does not cure such failure; or (iv) relocation of the Employee’s office more than forty (40) miles from the location of the Company’s principal offices as of the date of Employee’s hire.

(d)                                 The Employee may terminate his employment with the Company other than for Good Reason at any time upon one month’s notice to the Company.

(e)                                  This Agreement shall automatically terminate in the event of the Employee’s death during employment.  The Company may terminate the Employee’s employment, upon notice to the Employee, in the event the Employee becomes disabled during employment and, as a result, is unable to continue to perform substantially all of his material duties and responsibilities under this Agreement for one-hundred and fifty (150) days during any period of three hundred and sixty-five (365) consecutive calendar days.  If any question shall arise as to whether the Employee is disabled to the extent that the Employee is unable to perform substantially all of his material duties and responsibilities for the Company and its Affiliates, the Employee shall, at the Company’s request and expense, submit to a medical examination by a physician selected by the Company to whom the Employee or the Employee’s guardian, if any, has no reasonable objection to determine whether the Employee is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue.  If such a question arises and the Employee fails to submit to the requested medical examination, the Company’s determination of the issue shall be binding on the Employee.

5.                                       Severance Payments and Other Matters Related to Termination.

(a)                                  Termination pursuant to Section 4(b) or 4(c).

i.                                          Except as provided in Section 5(c) below, in the event of termination of the Employee’s employment either by the Company other than for Cause pursuant to Section 4(a) of this Agreement or by the Employee for Good Reason pursuant to Section 4(c) of this Agreement, (I) all unvested options, restricted stock and restricted stock units (including the IPO RSUs) in each case that were granted prior to the 2012 IPO, and which by their terms, vest only based on the passage of time (disregarding any acceleration of the vesting of such options, restricted stock or restricted stock units based on individual or Company performance) shall vest as of the date of termination (notwithstanding anything to the contrary in Section 2(b) of this Agreement) with respect to an additional six (6) months of vesting; and (II) the Company shall pay the Employee’s then-current annual base salary for a period of six (6) months in accordance with the Company’s payroll practice then in effect, beginning on the Payment Commencement Date.

ii.                                       If the Employee is participating in the Company’s group health plan and/or dental plan at the time the Employee’s employment terminates, and the Employee exercises his right to continue participation in those plans under the federal law known as COBRA, or any successor law, the Company will pay or, at its option, reimburse the Employee, for the full premium cost of that participation for six (6) months following the date on which the Employee’s employment with the Company terminates, or, if earlier, until the date the Employee becomes eligible to enroll in the health (or, if applicable, dental) plan of a new employer, payable in accordance with regular payroll practices for benefits beginning on the Payment Commencement Date.  The Company will also pay the Employee on the date of termination any base salary earned but not paid through the, date of termination and pay for any vacation time accrued but not used to that date.  In addition, the Company will pay the Employee any bonus which has been awarded to the Employee, but not yet paid on the date of termination of his employment, payable in a lump sum on the payment Commencement Date.

iii.                                    Any obligation of the Company to provide the Employee severance payments or other benefits under this Section 5(a) is conditioned on the Employee’s signing an effective and reasonable release of claims in the form provided by the Company (the “Employee Release”) within 60 days following the termination of the Employee’s employment, which release shall not apply to (i) rights to receive insurance payments under any policy maintained by the Company and (ii) rights to receive retirement benefits that are accrued and fully vested at the time of the Employee’s termination and rights under such plans protected by ERISA.  The severance payments shall be paid or commence on the first payroll period following the date the Employee Release becomes effective, but shall be retroactive to the date of termination (the “Payment Commencement Date”).  Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the calendar year of the termination, then the Payment Commencement Date shall be no earlier than January 1 of such subsequent calendar year.  The Employee agrees to provide the Company prompt notice of the Employee’s eligibility to participate in the health plan and, if applicable, dental plan of any employer.  The Employee further agrees to repay any overpayment of health benefit premiums made by the Company hereunder.

(b)                                 Termination other than pursuant to Section 4(b) or 4(c).  In the event of any termination of the Employee’s employment, other than a termination by the Company pursuant to Section 4(b) of this Agreement or a termination by the Employee for Good Reason pursuant to Section 4(c) of this Agreement, the Company will pay the Employee any base salary earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date.  In addition, the Company will pay the Employee any bonus which has been awarded to the Employee, but not yet paid on the date of termination of the Employee’s employment.  The Company shall have no other obligation to the Employee under this Agreement.

(c)                                  Upon a Change of Control.

i.                                          If, within ninety (90) days prior to the Change of Control or within eighteen (18) months following a Change of Control (as defined in Section 6 hereof), the Company or any successor thereto terminates the Employee’s employment other than for Cause, or the Employee terminates his employment for Good Reason, then, in lieu of any payments to the Employee or on the Employee’s behalf under Section 5(a) hereof, (i) all unvested options, restricted stock and restricted stock units which, by their terms, vest only based on the passage of time (disregarding any acceleration of the vesting of such options, restricted stock or restricted stock units based on individual or Company performance) shall vest as of the date of termination (notwithstanding anything to the contrary in Section 2(b) of this Agreement) with respect to 100% of the unvested portion of such awards; and (ii) the Company shall pay, within thirty (30) days of such termination, a lump sum payment equal to the Employee’s then-current annual base salary for a period of six (6) months; provided, however, that if such termination occurs prior to a Change of Control, such severance payments shall be made at the time and in the manner set forth in Section 5(a)(i) during the period beginning on the date of termination through the date of the Change of Control with any severance remaining to be paid under this Section 5(c)(i) payable in a lump sum on the closing date of the Change of Control; and,

ii.                                       If the Employee is participating in the Company’s group health plan and/or dental plan at the time the Employee’s employment terminates (whether such termination is as described in (i) above), and the Employee exercises his right to continue participation in those plans under the federal law known as COBRA, or any successor law, the Company will pay or, at its option, reimburse the Employee, for the full premium cost of that participation for six (6) months following the date on which the Employee’s employment with the Company terminates or, if earlier, until the date the Employee becomes eligible to enroll in the health (or, if applicable, dental) plan of a new employer, with such amount payable on a pro-rata basis in accordance with the Company’s regular payroll practices for benefits.  The Company will also pay the Employee on the date of termination any base salary earned but not paid through the, date of termination and pay for any vacation time accrued but not used to that date.  In addition, the Company will pay the Employee any bonus which has been awarded to the Employee, but not yet paid on the date of termination of his employment, payable within 30 days of the date of termination.

(d)                                 Except for any right the Employee may have under applicable law to continue participation in the Company’s group health and dental plans under COBRA, or any successor law, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of the Employee’s employment, without regard to any continuation of base salary or other payment to the Employee following termination.

(e)                                  Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the Employee’s obligations under Section 3 of this Agreement and under the Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement.  The obligation of the Company to make payments to the Employee or on the Employee’s behalf under Section 5 of this Agreement is expressly conditioned upon the Employee’s continued full performance of the Employee’s obligations under Section 3 hereof, under the Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement to be executed herewith, and under any subsequent agreement between the Employee and the Company or any of its Affiliates relating to confidentiality, non-competition, proprietary information or the like.

6.                                       Definitions.  For purposes of this agreement; the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Change of Control” shall mean (i) the acquisition of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), of securities of the Company representing a majority or more of the combined voting power of the Company’s then outstanding securities, other than an acquisition of securities for investment purposes pursuant to a bona fide financing of the Company; (ii) a merger or consolidation of the Company with any other corporation in which the holders of the voting securities of the Company prior to the merger or consolidation do not own more than 50% of the total voting securities of the surviving corporation; or (iii) the sale or disposition by the Company of all or substantially all of the Company’s assets other than a sale or disposition of assets to an Affiliate of the Company or a holder of securities of the Company; notwithstanding the foregoing, no transaction or series of transactions shall constitute a Change of Control unless such transaction or series of transactions constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

“Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

7.                                       Conflicting Agreements.  The Employee hereby represents and warrants that his signing of this Agreement and the performance of his obligations under it will not breach or be in conflict with any other agreement to which the Employee is a party or is bound and that the Employee is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of the Employee’s obligations under this Agreement.  The Employee agrees that he will not disclose to or use on behalf of the Company any proprietary information of a third party without that party’s consent.

8.                                       Withholding; Other Tax Matters.  Anything to the contrary notwithstanding, (a) all payments required to be made by the Company hereunder to Employee shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation, and (b) all severance payments and benefits payable pursuant to Sections 5(a) and 5(c) hereof shall be subject to the terms and conditions set forth on Exhibit A attached hereto.

9.                                       Assignment.  Neither the Employee nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the Employee’s consent to one of its Affiliates or to any Person with whom the Company shall hereafter affect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets.  This Agreement shall inure to the benefit of and be binding upon the Employee and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

10.                                 Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.                                 Miscellaneous.  This Agreement, together with the Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement, sets forth the entire agreement between the Employee and the Company and replaces all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Employee’s employment.  This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Employee and an expressly authorized representative of the Board.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.  This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict-of-laws principles thereof.

12.                                 Notices.  Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service for overnight delivery or deposited in the United States mail, postage prepaid, and addressed to the Employee at the Employee’s last known address on the books of the Company or, in the case of the Company, to it by notice to the Chairman of the Board of Directors, c/o Verastem, Inc. at its principal place of business, or to such other addressees) as either party may specify by notice to the other actually received.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Employee, as of the date first stated above.

THE EXECUTIVE	THE COMPANY

/s/ Paul Brannelly	/s/ Robert Forrester
Paul Brannelly	Robert Forrester
Chief Operating Officer

Exhibit A

Payments Subject to Section 409A

1.                                       Subject to this Exhibit A, any severance payments that may be due under the Agreement shall begin only upon the date of the Employee’s “separation from service” (determined as set forth below) which occurs on or after the termination of Employee’s employment.  The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to Employee under the Agreement, as applicable:

(a)                                   It is intended that each installment of the severance payments under the Agreement provided under shall be treated as a separate “payment” for purposes of Section 409A.  Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b)                                  If, as of the date of Employee’s “separation from service” from the Company, Employee is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the Agreement.

(c)                                   If, as of the date of Employee’s “separation from service” from the Company, Employee is a “specified employee” (within the meaning of Section 409A), then:

(i)                                        Each installment of the severance payments due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when Employee’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Agreement; and

(ii)                                     Each installment of the severance payments due under the Agreement that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following Employee’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Employee’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Employee’s second taxable year following the taxable year in which the separation from service occurs.

2.                                       The determination of whether and when Employee’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.                                       The Company makes no representation or warranty and shall have no liability to Employee or to any other person if any of the provisions of the Agreement (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.